Filed pursuant to Rule 424(b)(3)
File No. 333-254586

PIMCO Flexible Emerging Markets Income Fund (the “Fund”)

Supplement dated August 4, 2022 to the

Prospectus and Statement of Additional Information (the “SAI”),

each dated July 29, 2021 (as supplemented through March 11, 2022)

Previously, PIMCO contractually agreed to waive: (1) 70% of the management fees it was entitled to receive from the Fund for the one-year period following the date as of which the Fund’s registration statement on Form N-2 was initially declared effective; and (2) 35% of the management fees it was entitled to receive from the Fund for the second year following the date as of which the Fund’s registration statement on Form N-2 is initially declared effective. Effective July 29, 2022, the Fund and PIMCO amended and restated the management fee waiver agreement such that PIMCO has contractually agreed to waive: (1) 70% of the management fees it is entitled to receive from the Fund for the period of July 29, 2022 through November 3, 2023; and (2) 35% of the management fees it is entitled to receive from the Fund for the period of November 4, 2023 through November 3, 2024.

Accordingly, any disclosure in the Prospectus or SAI related to PIMCO’s management fee waiver for the Fund is hereby supplemented with such information.

Investors Should Retain This Supplement for Future Reference

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